EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), dated as of the __27____ day of ___October___________, 2006 (the "Commencement Date"), between Cambridge Display Technology, Inc., a Delaware corporation (the "Company"), and David Fyfe ("Executive").

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of August 12, 2002, which was amended by instrument dated as of August 31, 2004; and

WHEREAS, the Company desires to continue the services of Executive and to amend and restate the Agreement to embody the terms of such continued employment and to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the Company and Executive agree that Executive will continue to have a prominent role in the management of the business, and the development of the goodwill, of the Company and its subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its subsidiaries in the United States of America and the rest of the world and maintain and develop relations with investors in the Company in both Europe and the USA;

WHEREAS, (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its subsidiaries in the United States and the rest of the world that could be used to compete unfairly with the Company and its subsidiaries; (ii) the covenants and restrictions contained in Section 7 are intended to protect the legitimate interests of the Company and its subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions; and

WHEREAS, Executive desires to accept such employment and enter into such amended and restated Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and value consideration, the Company and Executive hereby agree as follows:

1. Employment.

Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts such employment by the Company.

(b) Term of Employment. The Company shall employ Executive pursuant to the terms of the Agreement for the period commencing on the Commencement Date and ending on December 31, 2008, unless Executive's employment with the Company terminates earlier pursuant to Section 6 below. The period during which Executive is employed pursuant to the Agreement shall be referred to as the "Employment Period."

2. Positions and Duties. During the Employment Period, Executive shall serve as Chief Executive Officer and as a Director of the Company and in such other position or positions with the Company or any of its subsidiaries consistent with the foregoing as the Board of Directors of the Company (the "Board") may from time to time specify. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder and such other duties, responsibilities and obligations consistent with such positions as the Board may from time to time specify. Executive shall devote all of his full business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgment, skill and energy to perform the duties of his employment in a manner consistent with his position and to improve and advance the business and interests of the Company and its subsidiaries. The principal location of Executive's employment shall be at the Company's office in Jacksonville, Florida, although Executive understands and agrees that he may be required to travel from time to time for business reasons. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any other agreement to which he is a party or by which he may be bound.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary of $480,690 per year, payable in accordance with the Company's practices in effect from time to time, but not less often than monthly. The Board shall review Executive's base salary annually and may, in its discretion, increase such base salary if and to the extent it deems appropriate. Executive's annual base salary payable under this Agreement, as it may be increased from time to time, is referred to herein as "Base Salary."

(b) Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in the Company's annual incentive compensation plan for its senior executive officers (the "Annual Plan"), in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, commencing as of January 1, 2006, the maximum bonus payable to Executive under the Annual Plan will be 65% of the Base Salary as adjusted from time to time.

(c) Payments to Executive. The Base Salary and the bonus payable to Executive pursuant to the Annual Plan will be paid by the Company by direct deposit into the banking account designated by Executive from time to time.

(d) 401(k) Plan Contributions. Each year during the Employment Period, the Company shall contribute five percent (5%) of Executive's Base Salary to the Company's 401(k) Plan as a nonelective contribution; provided, however, that if in any plan year such contribution may not be made, in whole or in part, because of the legal limitations on contributions to or under the terms of the Company's 401(k) Plan, the difference between five percent (5%) of Executive's Base Salary and the amount contributed by the Company to the Company's 401(k) Plan as a nonelective contribution, less all applicable withholdings, shall be paid to Executive via payroll, promptly after the end of the plan year.

(e) Special Pension Provision. On the earlier of December 31, 2008 or the date of termination of Executive's employment with the Company for reasons described in Section 6 (a)(i), (ii), (iv) or (v) hereto, the Company shall pay to Executive a pension sum of $100,000 per annum for each of five (5) years, such pension to be paid in monthly installments. However, if the pension shall become payable because of the Executive's death prior to Separation from Service, such pension shall be paid promptly in one lump sum to his surviving spouse, if any, or his estate if there is no surviving spouse. If the pension shall become payable for any other reason, subject to Section 6(f), it shall be paid in monthly installments commencing as of the first day of the month following the Executive's Separation from Service. In the event of the Executive's death following Separation from Service, the six month delay, if any, in benefit commencement shall be waived and the balance of any pension payments shall be paid promptly in one lump sum to his surviving spouse, if any, or his estate if there is no surviving spouse. Promptly following a Change in Control (as defined in Section 6(d)), the Company shall promptly pay to the Executive, in a single lump sum, the amount that remains due to him pursuant to this Section 3(e) as of such date. For the avoidance of doubt, the Executive shall not be entitled to any pension payments under this Section 3(e) if his employment is terminated by the Company for Cause or by Executive without Good Reason on or prior to December 31, 2008.

(f) Overseas Services. The Overseas Benefits Agreement dated as of August 12, 2002 between the Company and Executive terminated effective as of December 31, 2005. Nevertheless, the Company shall continue to make tax equalization payments with respect to the period ending December 31, 2005 and provide professional advice in relation to Executive's tax filings in accordance with the Overseas Benefits Agreement and on the same terms subsequently for any tax year in which he is liable for taxes in jurisdictions outside of the United States in relation to his earnings from the Company. The Company shall pay to or on behalf of the Executive any remaining taxes and tax equalization payments due for the period to December 31, 2005 no later than the end of the second calendar year beginning after the calendar year in which Executive's U.S. Federal income tax return is required to be filed (including extensions) for the year to which such tax equalization payment relates. Save as otherwise expressly provided in this Agreement, the Company shall not be liable to bear the cost of tax liabilities incurred by the Executive on income or gains in respect of periods from and after January 1, 2006. To the extent that the cost of professional advice is regarded as a taxable benefit, the Company will for the period of this Agreement gross-up or reimburse all applicable taxes with the result that Executive receives such advice on a tax free basis. In the event that Executive's accumulated United States foreign tax credits are not sufficient to offset any additional tax liability he incurs due to any of his responsibilities to the Company and its affiliates outside of the United States which are taxed by non-United States jurisdictions, the Company shall, no later than ninety (90) days after separation from service at the termination of the Employment Period, make a payment to Executive of non-U.S. taxes on his United States general limitation income which he has paid or reasonably expects to pay with respect to income earned during the Employment Period and which, in reliance on professional advice, he does not expect to credit against his United States taxes in the five-year period after the Employment Period. Within thirty (30) days after the Commencement Date, the Company shall provide Executive with a statement of amounts paid to or on behalf of Executive in respect of the period beginning January 1, 2006 and ending on the Commencement Date. In the event that the Company pays Executive a bonus for 2006 under the Annual Plan, such bonus shall be reduced by any such amounts in respect of income or gains accrued from January 1, 2006 which have been borne by the Company on behalf of the Executive otherwise than by deduction out of his gross remuneration. If no bonus shall be paid in respect of 2006, any such amounts which have paid or borne by the Company shall not be repayable by Executive. The Company shall withhold all applicable income taxes from all payments described in this Section 3(f) in accordance with applicable law.

4. Indemnification. Executive and the Company shall enter into the Company's Indemnification Agreement for executives of the Company.

5. Benefits and Expenses.

(a) Benefit Plans. During the Employment Period, employee and senior executive benefits (other than severance benefits), including life, medical, dental, vision and disability insurance will be provided to Executive in accordance with the programs, if any, of the Company available to its senior executives, as in effect from time to time. Executive will also be entitled to participate in the Company's 401(k) plan in accordance with the terms thereof.

(b) Other Benefits. During the Employment Period, Executive shall be entitled to five weeks of paid vacation annually and shall also be entitled to such other benefits and perquisites as may be provided by Company from time to time to its other senior executive officers, in accordance with the policies and practices of the Company as in effect from time to time.

(c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require, in accordance with the generally applicable policies and procedures of the Company as in effect from time to time.

6. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Section 1(b) of the Agreement, the Employment Period shall end upon the earliest to occur of a termination of Executive's employment (i) on account of Executive's death, (ii) due to Disability, (iii) by the Company for Cause (iv) effective as of the date specified by the Company in a written notice delivered to Executive by the Company of his termination without Cause, (v) by Executive for Good Reason, or (vi) effective as of the delivery by Executive of written notice to the Company of his resignation without Good Reason, provided that with respect to a termination pursuant to clause (iv), (v) or (vi), the terminating party must give at least twelve months' notice to the other party in order for such termination to be effective. The Company reserves the right to require Executive not to report to work during the twelve month notice period.

(b) Benefits Payable Upon Termination. In the event of the early termination or following the end of the Employment Period pursuant to Section 6(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate if there is no surviving spouse) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Section 6(c):

	Earned Salary	Vested Benefits	Compensation Under the Annual Plan	Severance Payment	Payment for Benefit Continuation	Special Pension
Termination due to death	Payable	Payable	Payable	Not Payable	Not Payable	Payable
Termination due to Disability	Payable	Payable	Payable	Not Payable	Not Payable	Payable
Termination for Cause	Payable	Payable	Not Payable	Not Payable	Not Payable	Not Payable
Termination Without Cause	Payable	Payable	Payable	Payable	Payable	Payable
Resignation for Good Reason	Payable	Payable	Payable	Payable	Payable	Payable
Resignation by Executive without Good Reason	Payable	Payable	Not Payable	Not Payable	Not Payable	Not Payable
Expiration of Employment Period Without Prior Termination of Employment with the Company	Payable	Payable	Payable	Not Payable	Not Payable	Payable

(c) Timing of Payments. Any payments due to Executive pursuant to Section 6(b) shall be paid as follows:

(i) Earned Salary. Earned Salary and all accrued but unused paid time off shall be paid within 14 days after the effective date of termination. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.

(ii) Severance Payment. If Executive's employment terminates prior to December 31, 2008 pursuant to Section 6(a)(iv) or (v), the Company shall pay Executive Severance Payments in accordance with this Section 6(c)(ii); provided that Executive first executes an irrevocable general release on a form provided by the Company. Subject to Section 6(f), each Severance Payment shall be made as of the last day of each month during the Severance Period (as defined below). Severance Payments shall cease as of the last day of the Employment Period, provided, however, that Severance Payments shall cease immediately if Executive breaches any of the provisions of Section 7, and if Executive has not yet received any Severance Payment at the time of such breach, he shall only be entitled to one Severance Payment. In the event of Executive's death before the entire amount of the Severance Payments have been paid to him, the balance of the Severance Payments shall be promptly paid as a lump sum to his surviving spouse, if any, or his estate if there is no surviving spouse.

(iii) Annual Plan. Any accrued compensation under the Annual Plan due under Section 6(b) of this Agreement shall be paid in a single lump sum within 30 days following the delivery to the Company of the Company's audited financial statements for the fiscal year (wherein Executive provided services under this Agreement). With respect to such compensation under the Annual Plan, should Executive be entitled to compensation at the time of termination as set forth in Section 6(b) above, Executive shall receive a pro-rata share based upon the time worked during the year in which his employment terminated, subject to the terms of the Annual Plan.

(iv) Benefit Continuation. To the extent permitted by law and the terms of the Company's benefit plans, Benefit Continuation will be provided to Executive during the Severance Period, provided that the Executive executes an irrevocable general release on a form provided by the Company. Notwithstanding the foregoing, if Executive obtains alternative benefit coverage from a new employer (whether as an employee, consultant or otherwise) of the type or types provided to Executive under the Benefit Continuation, such type or types of Benefit Continuation hereunder shall cease immediately upon the date such alternative coverage is obtained or, in the case of any medical benefits, the date that any applicable waiting periods or pre-existing condition exclusions under such alternative coverage expire. Notwithstanding the foregoing, Benefit Continuation shall cease immediately if Executive breaches any of the provisions of Section 7.

(d) Definitions. For purposes of Sections 3, 6, 7 and 8, the following terms shall have the meanings ascribed to them below:

Benefit Continuation: coverage during the Severance Period under any medical, dental, vision, life insurance or disability plan described in Section 5(a) hereof in which Executive participates on the last day of the Employment Period and which permits continued participation by former employees, at the level at which Executive participated in such plans on the last day of the Employment Period; provided, however, that Executive continues to make the same amount of contributions to the cost of coverage as may be required from time to time of senior executives of the Company.

Cause: a termination of Executive's employment by the Company or any subsidiary of the Company that employs Executive (or by the Company on behalf of any such subsidiary) due to Executive's (i) refusal or neglect to perform substantially his employment-related duties, (ii) theft, fraud, embezzlement, falsification of Company or client documents, misappropriation of funds or other assets of the Company, dishonesty, incompetence, willful misconduct, breach of fiduciary duty or duty of loyalty, or material breach or material non-observance of any of the terms or conditions of this Agreement, (iii) conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his willful violation of any law, rule or regulation (other than a traffic violation or similar offense or violation outside of the course of employment which in no way adversely affects the Company or its reputation or the ability of Executive to perform his employment-related duties or to represent the Company), (iv) breach of Section 7 hereof or of any other written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any such subsidiary or not to compete or interfere with the Company or such subsidiary, or (v) refusal or failure to implement any lawful instruction issued by the Board or the Company.

Change in Control: the acquisition by any person or a group of persons of ownership of stock of the Company, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.

Disability: the termination of the employment of Executive by the Company or any of its subsidiaries that employs Executive (or by the Company on behalf of any such subsidiary) shall be deemed to be by reason of a "Disability" if, as a result of Executive's incapacity due to reasonably documented physical or mental illness, Executive shall have been unable for a period of six months, consecutive or non-consecutive, within any 12-month period, to perform his duties with the Company or any subsidiary that employs Executive on a full-time basis.

Earned Salary: any Base Salary earned, but unpaid, for services rendered to the Company or any of its subsidiaries on or prior to the date on which the Employment Period ends pursuant to Section 6(a).

Good Reason: a termination of Executive's employment with the Company or any of its subsidiaries that employs Executive shall be for "Good Reason" if Executive voluntarily terminates his employment with the Company or any such subsidiary as a result of any of the following:

(i) without Executive's prior written consent, a significant reduction by the Company or any such subsidiary of his current Base Salary (after receipt by the Company of written notice and a 20-day cure period), other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member;

(ii) the taking of any action by the Company or any such subsidiary that would substantially diminish the aggregate value of the benefits provided to Executive under the Company's or such subsidiary's accident, disability, life insurance and any other employee benefit plans in which he was participating on the date of his execution of this Agreement (after receipt by the Company of written notice and a 20-day cure period), other than any such reduction which is (A) required by law, (B) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which Executive is a member or (C) generally applicable to all beneficiaries of such plans; or

(iii) a change in Executive's management status that meaningfully and detrimentally changes his responsibilities, span of control or authority to operate as the chief executive officer of the Company at the direction of the Board.

.

Separation from Service: shall mean Executive's "separation from service," as defined in Section 409A9(a)(2)(A)(i) of the Code and applicable regulations thereunder, from the Company.

Severance Payment: an amount per month equal to one-twelfth of the Base Salary payable to Executive, at the annual rate in effect immediately prior to the last day of the Employment Period.

Severance Period: the period commencing on the date of Executive's Separation from Service pursuant to Section 6(a)(iv) or (v) and ending on the date of the expiration of the Employment Period.

Vested Benefits: amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his employment termination without regard to the performance by Executive of further services or the resolution of a contingency, including, without limitation, rights to continuation coverage under any group health plan.

(e) Full Discharge of Company Obligations. The payment of the amounts payable to Executive pursuant to this Section 6 following termination of his employment (including, without limitation, amounts payable with respect to Vested Benefits and in connection with any Benefit Continuation) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment or termination of employment with the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company and its subsidiaries, and their respective officers and directors, shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment or termination of employment with the Company and its subsidiaries.

(f) Section 409A Tax. Notwithstanding anything herein to the contrary, if the Executive is a "Specified Employee," as defined in Code Section 409A(a)(2)(B)(i) and the regulations and rulings issued thereunder, to the extent any payment or provision of benefits under this Agreement is required to be made upon the Executive's Separation From Service and is subject to Section 409A of the Code, no such payment shall be made for six (6) months following the Executive's Separation From Service (or, if earlier, until the death of Executive). In the case of any payment delayed in accordance with this Section 6(f), all payments to which Executive would otherwise be entitled during the six months following his Separation from Service shall be accumulated and paid, without interest, on the first day of the seventh month following his Separation from Service (or promptly following the date of his death, if earlier). In the case of any Benefits Continuation delayed in accordance with this Section 6(f), Executive shall pay to the Company the value of all such Benefits Continuation for the six month period following his Separation from Service, and the Company shall reimburse such amounts, without interest, on the first day of the seventh month following the date of Executive's Separation from Service (or promptly following the date of Executive's death, if earlier). .

7. Noncompetition; Confidentiality; Ownership; Non-Solicitation.

In order to protect the Company's trade secrets, valuable confidential business information relationships with prospective or existing customers or clients, and in consideration of Executive's continued employment, Executive agrees to the following covenants:

(a) Noncompetition. During the Employment Period and (i) in the case of a termination of Executive's employment due to Executive's resignation other than for Good Reason or a termination by the Company for Cause, during the one year period following such termination of Executive's employment or (ii) in the case of a termination of Executive's employment due to a resignation by Executive for Good Reason or a termination by the Company without Cause, during the applicable Severance Period under clause (i) or (ii) hereof (the "Restriction Period"), Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which the Company or any of its subsidiaries does business during the Employment Period or during the 12 months preceding Executive's termination of employment, in any business which is in competition with the business of the Company or any of its subsidiaries conducted during the Employment Period or any business proposed to be conducted by the Company or any of its subsidiaries in the Company's business plan as in effect as of the date of termination of Executive's employment.

(b) Confidentiality. Without the prior written consent of the Board, except to the extent required by law, rule, regulation or court order, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive's breach of this Section 7(b)).

(c) Company Property; Ownership of Developments. Promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company or any of its subsidiaries, and all copies thereof (in whatever media) in Executive's possession or under his control. Executive hereby agrees that the Company shall own all right, title and interest in and to all ideas, programs, systems, processes, discoveries, inventions and information whether or not patentable or copyrightable, which Executive, either alone or jointly with others, conceives, makes, develops, acquires or reduces to practice, in whole or in part, during the Employment Period which are unique to the Company's business or are used by the Company, or arise out of or in connection with the duties performed by Executive hereunder (collectively "Developments"). Subject to the foregoing, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments conceived, made, developed, learned or reduced to practice by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and in Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. In addition, and not in contravention of any of the foregoing, Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C.A. õ 101).

(d) Non-Solicitation of Employees. Except during the Employment Period in connection with the performance of his duties hereunder, during the Employment Period and for one year thereafter, Executive shall not, either directly or indirectly, personally or on behalf of or in conjunction with any person or firm, solicit, induce, facilitate, recruit, encourage or cause any employee, consultant, contractor, agent or representative of the Company, to leave their employment or engagement with the Company for any reason.

(e) Non-Solicitation of Clients. Except during the Employment Period in connection with the performance of his duties hereunder, during the Employment Period and for one year thereafter, Executive shall not solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship with any person, firm or corporation which is, or during the 12-month period preceding the date Executive's employment terminates was, a customer, client or distributor of the Company or any of its subsidiaries.

(f) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to non-competition, non-solicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants or obligations contained in this Section 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

8. Miscellaneous.

(a) Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

(b) Succession and Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that Executive may not assign this Agreement nor his rights, interests, or obligations hereunder.

(c) Survival. Sections 4 (Indemnification), 6 (Termination of Employment), 7 (Non-competition; Confidentiality; Ownership; Non-Solicitation) and 8 (Miscellaneous) shall survive the termination of this Agreement, whether such termination shall be by expiration of the Employment Period, an early termination pursuant to Section 6 hereof or otherwise.

(d) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(e) Invalidity of Provision; Reformation. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 7 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(g) Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows, and shall be effective upon actual receipt by the party to whom such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

c/o Cambridge Display Technology Limited

Greenwich House

Madingley Rise

Madingley Road

Cambridge CB3 0HJ

ENGLAND

Fax: (011) 44-1223-723556

Attention: Human Resources

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Fax: (212) 702-3614

Attention: Jonathan A. Kenter,

If to Executive:

___________________

___________________

___________________

Fax:

or to such other address as Executive may from time to time have notified the Company, with a copy to:

___________________

___________________

___________________

Fax:

Attention:

All such notices, requests, demands and other communications shall be deemed to have been received (A) if by personal delivery on the day after such delivery, (B) if by certified or registered mail, on the fifth business day after the mailing thereof, (C) if by next-day or overnight mail or delivery, on the day delivered or (D) if by fax, on the next day following the day on which such fax was sent.

(h) Headings. The headings to Sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Entire Agreement. This Agreement, constitutes the entire agreement and understanding of the parties hereto with respect to the matters referred to herein. This Agreement and the agreements referred to in the preceding sentence supercede all prior agreements and undertakings among the parties with respect to such matters. There are no representations, warranties, promises, inducements, covenants or undertakings relating to Executive's employment other than those expressly set forth or referred to herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has been represented and fully advised by competent counsel in entering into this Agreement, that he has read this Agreement and that he understands it and its legal consequences.

(k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By: /s/ Stephen Chandler

Name: Stephen Chandler

Title: Company Secretary

EXECUTIVE

/s/ David Fyfe

David Fyfe

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